Exhibit 8

                                                              May 23, 2003

PSEG Energy Holdings L.L.C.
80 Park Plaza
Newark, NJ 07101

RE: PSEG Energy Holdings L.L.C.
    Exchange Offer for $350,000,000 7.75%
    Senior Notes due 2007
    Certain Federal Income Tax Considerations

Ladies and Gentlemen:

      I am Associate General Counsel of Public Service Enterprise Group Incorporated and in that capacity have acted as counsel for its wholly-owned subsidiary, PSEG Energy Holdings L.L.C., a New Jersey limited liability company (the Company), in connection with the preparation of a Registration Statement on Form S-4 (the Registration Statement), which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), relating to an offer (the Exchange Offer) to exchange up to $350,000,000 aggregate principal amount of the Company's 7.75% Senior Notes due 2007 (the Exchange Notes) for a like principal amount of its outstanding 7.75% Senior Notes due 2007 (the Original Notes).

      I, or members of my staff, have reviewed a copy of the Registration Statement and such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

      Based on the foregoing, I am of the opinion that if the offer and sale of the Exchange Notes are conducted in the manner described in the Prospectus and if the terms of the Exchange Notes are as contemplated by the Registration Statement, then the exchange of the Original Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a significant modification of the terms of the Original Notes and, therefore, such exchange will not constitute an exchange for federal income tax purposes and will have no federal income tax consequences to holders of the Original Notes.

      The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, my opinion is based solely on the documents that I have examined, the authenticity of which I

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assume,  such other  information as I have deemed  necessary or appropriate.  My opinion cannot be relied upon if any of the facts contained in such documents or information is, or later becomes, inaccurate. Finally, my opinion is limited to the tax matters specifically covered herein, and I have not been asked to address, nor have I addressed, any other tax consequences of the Exchange Offer.

      I hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. I also consent to the reference to me under the captions Federal Income Tax Considerations and Legal Opinions in the Registration Statement.

                                                  Very truly yours,

                                                  /s/ James T. Foran
                                                  -------------------------
                                                  James T. Foran
                                                  Associate General Counsel